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Meta Materials Inc.

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Q&A – Why META is Seeking an Increase in Authorized Shares

Why does META need additional authorized shares?

Virtually all authorized shares have been issued to date, held by both institutional and retail shareholders. Organic growth is contributing to our current revenue; however, the costs of commercialization, marketing and sales outstrip these revenues. As a result, we need the option to raise additional share capital in the future by issuing new shares. As we stated in the press release from March 6, 2024, capital will be used primarily for commercialization of products, manufacturing facilities and similar costs (including raw material resources, R&D investment, and capital expenditures).

Why this amount?

We want authorization from shareholders for additional share issuances of up to 240,000,000 shares. We are asking for approval for a larger number of shares than will likely be issued; however, we want to have the flexibility to issue as few or as many shares as needed to meet our capital needs for production/manufacturing, product commercialization and working capital. We are not interested in a piecemeal approach to share authorization, preferring to get the necessary approvals in advance to fully support our growth endeavors.

What is META’s timeframe for share issuance?

We will be prudent, disciplined and responsible with our stock issuance. Our goal is to issue the fewest number of shares, on a deliberate and measured timeline, to get the capital resources we need with the lowest dilution of current shareholders.

What does that mean for my shares?

We recognize that such issuance will result in existing shareholder dilution. Alternative capital raise options could be more detrimental. We don’t take this proposal lightly, but we must advance this measure to ensure our business viability going forward.

After a thorough restructuring, we have deemed certain business lines as near-term revenue generative and have dedicated resources accordingly. We are approaching broadscale product commercialization, with ensuing sales projected within our focus product lines; we need additional capital to cross the finish line. Without this measure, we may face difficult operating conditions.

What are the pros and cons of raising additional share capital?

Despite possible dilution of existing shareholders, increases in capital stock can ultimately be beneficial for META investors. The increase in capital raised by selling additional shares can finance additional company growth. META intends to invest the additional capital for commercialization; if successful, revenues should increase, which we believe will lead to gains in stock price realized by investors.

Forward Looking Information

This Q&A includes forward-looking information or statements within the meaning of Canadian securities laws and within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, regarding the Company, which may include, but are not limited to, statements with respect to the business strategies, product development, restructuring plans and operational activities of the Company. Often but not always, forward-looking information can be identified by the use of words such as “pursuing”, “potential”, “predicts”, “projects”, “seeks”, “plans”, “expect”, “intends”, “anticipated”, “believes” or variations (including negative variations) of such words and phrases, or statements that certain actions, events or results “may”, “could”, “should”, “would” or “will” be taken, occur or be achieved. Such statements are based on the current expectations and views of future events of the management of the Company and are based on assumptions and subject to risks and uncertainties. Although the management of the Company believes that the assumptions underlying these statements are reasonable, they may prove to be incorrect. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Company, the capabilities of our facilities, research and development projects of the Company, the total available market and market potential of the products of the Company, the market position of the Company, the need to raise more capital and the ability to do so, the scalability of the Company’s production ability, capacity for new customer engagements, material selection programs timeframes, the ability to reduce production costs, enhance metamaterials manufacturing capabilities and extend market reach into new applications and industries, the ability to accelerate commercialization plans, the possibility of new customer contracts, the continued engagement of our employees, the technology industry, market strategic and operational activities, and management’s ability to manage and operate the business. More details about these and other risks that may impact the Company’s businesses are described under the heading “Forward-Looking Information” and under the heading “Risk Factors” in the Company’s Form 10-K filed with the SEC on March 23, 2023, in the Company’s Form 10-K/A filed with the SEC on March 24, 2023, in the Company’s Form 10-Q filed with the SEC on November 13, 2023, and in subsequent filings made by Meta Materials with the SEC, which are available on SEC’s website at www.sec.gov. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. Accordingly, readers should not place undue reliance on any forward-looking statements or information. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required by law.